Contact: Bill Wells
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SpectRx, Inc. Provides Update on Form 10-QSB Filing

            NORCROSS, GA (August 21, 2006) -- SpectRx, Inc. (OTCBB: SPRX) today announced that it expects to file its Form 10-QSB for the quarter ended June 30, 2006 with the Securities and Exchange Commission on, or before, September 15, 2006.

As a result of the delay in filing the Form 10-QSB, the Company expects its stock symbol will be temporarily changed to SPRXE.  The Company anticipates that its stock symbol will revert to SPRX after filing the Form 10-QSB.

About SpectRx, Inc. -

SpectRx, Inc. (OTCBB: SPRX) is a diabetes management company developing and providing innovative solutions for insulin delivery and glucose monitoring.  SpectRx markets the SimpleChoice(r) line of innovative diabetes management products, which include insulin pump disposable supplies.  SpectRx also plans to develop a consumer device for continuous glucose monitoring.  The company is commercializing its non-invasive cervical cancer detection technology through its subsidiary, Guided Therapeutics, Inc., which SpectRx intends to separately finance.  For more information, visit SpectRx's web sites at spectrx.com, mysimplechoice.com and guidedtherapeutics.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995. A number of the matters and subject areas discussed in this news release that are not historical or current facts deal with potential future circumstances and developments. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally and also may materially differ from SpectRx's actual future experience involving any of or more of such matters and subject areas. Such risks and uncertainties include: the early stage of products in development, the uncertainty of market acceptance of products, the uncertainty of development or effectiveness of distribution channels, the intense competition in the medical device industry, the uncertainty of capital to develop products, the uncertainty of regulatory approval of products, dependence on licensed intellectual property, as well as those that are more fully described from time to time under the heading "Risk Factors" in SpectRx's reports filed with the SEC, including SpectRx's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005, as amended, and subsequent quarterly reports.

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